UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 29, 2023

SABRA HEALTH CARE REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-34950	27-2560479
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18500 Von Karman Avenue	Suite 550	Irvine	CA	92612
(Address of principal executive offices)				(Zip Code)
Registrant's telephone number including area code: (888) 393-8248
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	SBRA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Executive Officer
On and effective as of January 1, 2024, the Board of Directors of Sabra Health Care REIT, Inc., a Maryland corporation (“Sabra” or the “Company”), appointed Jessica Flores to serve as Executive Vice President and Chief Accounting Officer until her successor is duly elected and qualifies. In this position, Ms. Flores will replace and succeed Michael Costa as the Company’s Principal Accounting Officer. Mr. Costa will continue to serve as the Company’s Executive Vice President, Chief Financial Officer and Secretary. Ms. Flores, age 41, currently serves as the Company’s Senior Vice President, Finance and Controller, a position she has held since January 2022. Previously, Ms. Flores held various leadership positions overseeing the Company’s accounting and finance functions since March 2011.
In connection with her appointment as Executive Vice President and Chief Accounting Officer, Ms. Flores’s annual base salary will be increased to $400,000. Ms. Flores will also have a target bonus opportunity for the 2024 calendar year equal to 75% of her base salary. On December 28, 2023, Ms. Flores was granted 10,295 time vested stock unit awards (the “Time-Based Units”), 4,118 adjusted normalized funds from operations-based unit awards (the “FFO Units”) and 5,272 relative total stockholder return-based unit awards (the “TSR Units”) pursuant to the Sabra Health Care REIT, Inc. 2009 Performance Incentive Plan. The Time-Based Units will vest annually in equal installments beginning on December 31, 2024 and ending on December 31, 2027. The FFO Units will vest based on the Company’s attainment of adjusted normalized funds from operations performance per share relative to pre-established targets for the performance period beginning on January 1, 2026 and ending on December 31, 2026. The TSR Units will vest based on the Company’s attainment of a total shareholder return relative to a group of pre-determined peer companies for the performance period beginning on January 1, 2024 and ending on December 31, 2026.
On December 28, 2023, the Compensation Committee of Sabra’s Board of Directors approved a severance benefits agreement between the Company and Ms. Flores (the “Severance Benefits Agreement”), which agreement is effective as of January 1, 2024. The Severance Benefits Agreement provides that if Ms. Flores’s employment is terminated by the Company other than for “good cause” or “disability” or by Ms. Flores for “good reason” (as those terms are defined in the Severance Benefits Agreement), she will be entitled to a lump sum cash severance payment equal to the sum of six months of pay at her annual base salary then in effect and a prorated bonus payment for the year in which the termination occurs. If such termination occurs following a change in control, Ms. Flores is entitled to a lump sum cash severance payment equal to the sum of 12 months of pay at her annual base salary then in effect and a prorated bonus payment for the year in which the termination occurs. Ms. Flores and her eligible dependents will also be entitled to continuing coverage under the Company’s health plans pursuant to COBRA for a period of up to six months following termination. Ms. Flores’s right to receive severance payments pursuant to the Severance Benefits Agreement is conditioned upon her execution and delivery of a general release in favor of the Company.
There are no arrangements or understandings between Ms. Flores and any other person pursuant to which Ms. Flores was appointed as Executive Vice President and Chief Accounting Officer, and there are no transactions in which Ms. Flores has an interest that would require disclosure under Item 404(a) of Regulation S-K. No family relationship exists between Ms. Flores and any director or other executive officer of the Company.
The foregoing summary of the Severance Benefits Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 10.1 and incorporated in this Item 5.02 by reference.

Item 7.01	Regulation FD Disclosure.
On January 4, 2024, the Company issued a press release announcing the appointment of Ms. Flores as Executive Vice President and Chief Accounting Officer, as set forth in Item 5.02 of this Current Report on Form 8‑K.
A copy of the press release regarding Ms. Flores’s appointment is furnished as Exhibit 99.1 hereto. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Severance Benefits Agreement, dated January 1, 2024, by and between Jessica Flores and Sabra Health Care REIT, Inc.

99.1	Press Release dated January 4, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SABRA HEALTH CARE REIT, INC.

/S/ MICHAEL COSTA
Name:	Michael Costa
Title:	Executive Vice President, Chief Financial Officer and Secretary
Date: January 4, 2024